Exhibit 2.1

AGREEMENT FOR

THE PURCHASE AND SALE OF ASSETS

OF

HEALTH SOURCE MEDICAL GROUP, INC.,

a California professional corporation

Between

PROSPECT MEDICAL GROUP, INC.

a California professional corporation

“Purchaser”

and

HEALTH SOURCE MEDICAL GROUP, INC.,

a California professional corporation

“Seller”

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES
	1.1	Acquisition of Assets
	1.2	Best Efforts
	1.3	Assumed Liabilities

2.	PURCHASE PRICE OF ASSETS:
	2.1	Consideration
	2.2	Purchase Price Allocation
	2.3	Fair Market Value
	2.4	Sales and Transfer Taxes

3.	REPRESENTATIONS AND WARRANTIES OF SELLER
	3.1	Organization
	3.2	Authorization
	3.3	No Consent Required; No Violations
	3.4	Financial Statements, Books and Records
	3.5	Accounts Receivable
	3.6	Title to Assets
	3.7	Inventory
	3.8	Contracts
	3.9	No Litigation and Insurance
	3.10	Violation of Laws
	3.11	No Brokers or Finders
	3.12	Employee & Employee Benefits
	3.13	Confidentiality
	3.14	Bulk Sales
	3.15	Intellectual Property
	3.16	No Untrue Statements

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
	4.1	Organization
	4.2	Authority
	4.3	No Brokers or Finders
	4.4	No Violation of Other Obligations
	4.5	No Consent Required
	4.6	No Bankruptcy Proceedings
	4.7	No Litigation and Insurance
	4.8	Violation of Laws
	4.9	Licensure and Reimbursement
	4.10	No Untrue Statements

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5.	COVENANTS
	5.1	Execution of Noncompetition Agreement
	5.2	Conduct of Business
	5.3	No Shopping
	5.4	Assumption of Management Agreement
	5.5	Assumption of Certain Employment Agreement

6.	PURCHASER’S ACCESS TO RECORDS; CONFIDENTIAL INFORMATION; PUBLICITY
	6.1	Access to Records
	6.2	Confidential Information
	6.3	Publicity

7.	CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE
	7.1	Closing
	7.2	Deliveries by Seller
	7.3	Deliveries by Purchaser
	7.4	Conditions to Purchaser’s Obligations
	7.5	Conditions to Seller’s Obligation

8.	CANCELLATION OF ASSET PURCHASE AGREEMENT
	8.1	Jeopardy
	8.2	Exercise of Cancellation Option

9.	MISCELLANEOUS
	9.1	Risk of Loss
	9.2	No Third Party Beneficiaries
	9.3	Entire Agreement
	9.4	Successors and Assigns
	9.5	Counterparts
	9.6	Headings
	9.7	Notices
	9.8	Governing Law
	9.9	Amendment
	9.10	Specific Performance
	9.11	Severability
	9.12	Fees and Expenses
	9.13	Exhibits and Schedules
	9.14	Survival of Representations and Warranties
	9.15	Time of Essence
	9.16	Waivers
	9.17	Attorneys’ Fees
	9.18	Arbitration
	9.19	Construction
	9.20	Further Assurances

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EXHIBITS

1.1	Assets
1.1(a)(i)	Prospect Health Source Medical Group, Inc. Exclusive Primary Care Physician Services Agreement
1.1(a)(ii)	Prospect Health Source Medical Group, Inc. Nonexclusive Specialist Physician Services Agreement
1.1(g)	Management Services Agreement
1.3	Assumed Liabilities
2.2	Purchase Price Allocation
5.1	Noncompetition Agreement
7.2(a)	Bill of Sale/Assignment and Assumption Agreement
7.5(i)	Guaranty of Purchaser’s Obligations by Prospect Medical Holdings, Inc.
7.5(j)	Prospect Health Source Medical Group, Inc.
Organizational Documents

SCHEDULES

3.3	Consents
3.5	Accounts Receivable
3.6	Title to Assets
3.7(a)	Inventory and Furniture, Fixtures, and Equipment at the Robertson Clinic
3.7(b)	Furniture, Fixtures, and Equipment used at Seller’s Former Administrative Office
3.8	Contracts
3.9	Litigation
3.10	Violation of Law
3.12	Employees and Employee Benefits
3.15	Intellectual Property

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AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (“Asset Purchase Agreement”) is made and entered into as of the 7th day of November, 2000, by and between Prospect Medical Group, Inc., a California professional corporation (“Purchaser”), and Health Source Medical Group, Inc., a California professional corporation (“Seller”).

R E C I T A L S

This Asset Purchase Agreement is made with reference to the following facts and circumstances:

A.                                   Seller is an independent practice association based in Los Angeles County with one clinic office located at 150 N. Robertson Blvd., Beverly Hills, California (the “Robertson Clinic”).

B.                                     Purchaser is a professional medical corporation which operates as an independent practice association.

C.                                     Seller desires to sell certain assets to Purchaser, and Purchaser desires to acquire such assets, on the terms and conditions set forth in this Asset Purchase Agreement.

D.                                    Seller and Purchaser additionally desire to have Prospect Health Source Medical Group, Inc., a new California professional corporation, contract with certain existing providers of Seller.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES:

1.1                                 Acquisition of Assets.  On the “Closing Date” (as defined in Section 7.1 herein), Seller shall sell and assign to Purchaser, and Purchaser shall acquire from Seller all of the assets listed in Exhibit 1.1 attached hereto (“Assets”).  Seller shall retain all assets not listed in Exhibit 1.1, including, but not limited to, cash and prepaid expenses of Seller (other than prepaid expenses related to the Robertson Clinic and the prorated part of capitation payments applicable to the month in which received).

The terms and conditions that must be satisfied for Purchaser to purchase the assets include, but are not limited to, the following:

(a)                                  Prospect Health Source Medical Group, Inc. obtaining, with Seller’s cooperation and assistance, provider contracts with primary care physicians and specialist physicians which include terms and conditions similar to terms, conditions and rates in provider contracts Seller was a party to on November 1, 2000, but pursuant to which Prospect Health Source Medical Group, Inc. assumes none of Seller’s existing liabilities, and for which are assigned a minimum of Forty Thousand (40,000) lives, in the form of the Exclusive Primary Care Physician Services Agreement and Nonexclusive Specialist Physician Services Agreement, attached hereto as Exhibits 1.1(a)(i) and 1.1(a)(ii), respectively;

(b)                                 Prospect Health Source Medical Group, Inc.’s network of primary care physicians, specialist physicians and ancillary providers satisfying the California Department of Managed Health Care’s accessibility standards;

(c)                                  Prospect Health Source Medical Group, Inc. obtaining, with Seller’s cooperation and assistance, payor contracts which include terms, conditions and rates substantially similar to those in payor contracts to which Seller was a party on November 1, 2000, and pursuant to which a minimum of Forty Thousand (40,000) lives are covered;

(d)                                 Seller obtaining Bankruptcy Court approval, within five (5) days of petition, of sale procedures including: setting a hearing, to be held not later than thirty (30) days after the petition; providing that any bidders must financially qualify by posting a cash deposit of not less than Two Hundred Thousand Dollars ($200,000) with Seller; requiring bidders to sign confidentiality and similar agreements that are appropriate to protect confidential and proprietary information; specifying the minimum initial overbid and subsequent bid amounts (i.e., One Hundred Fifty Thousand Dollars ($150,000) for initial overbid and One Hundred Thousand Dollars ($100,000) bidding increments thereafter); and approving a breakup fee to Purchaser of Fifty Thousand Dollars ($50,000), plus reimbursement of legal fees not to exceed Fifty Thousand Dollars ($50,000), to compensate Purchaser for its time and expenses (the breakup fee will be in addition to the amounts due Purchaser under the debtor in possession financing and management contract);

(e)                                  Seller obtaining, within thirty (30) days of petition, Bankruptcy Court order approving a sale that meets the requirements of Sections 363 and 365 of the U.S. Bankruptcy Code upon the terms that are reasonably acceptable to Purchaser and the sale order must become a final order by the Closing Date (unless Purchaser waives finality);

(f)                                    Seller obtaining, within ten (10) court days after petition, Bankruptcy Court order approving the assumption by Seller of the existing Management Services Agreement between Seller and Prospect Medical Systems, Inc. upon terms that are acceptable to Purchaser including provision that if there is a sale to an over bidder, all loans, management fees and other amounts owing Purchaser (in addition to the breakup fee) must be paid in full, in cash, at closing, or 90 days after petition, whichever is sooner;

(g)                                 Prospect Health Source Medical Group, Inc. enters into a Management Services Agreement with Prospect Medical Systems, Inc., a Delaware corporation, pursuant to which Prospect Medical Systems, Inc. agrees to provide enumerated management and administrative services to Prospect Health Source Medical Group, Inc., as set forth in Exhibit 1.1(g).

1.2                                 Best Efforts.  The parties shall use their best efforts to cause the conditions set forth in Section 1.1, above, to be satisfied.

1.3                                 Assumed Liabilities.  Except as otherwise specifically listed in Exhibit 1.3 attached hereto (“Assumed Liabilities”), it is the intention of the parties that Purchaser will not assume and shall not be responsible for any liabilities or obligations of Seller of any kind or nature whatsoever, all of which shall remain the obligations of Seller (the “Unassumed Liabilities”).

2.                                       PURCHASE PRICE OF ASSETS:

2.1                                 Consideration.

(a)                                  Subject to the terms and conditions of this Asset Purchase Agreement, in reliance on the representations, warranties and covenants of the parties hereto and in full consideration of the sale, assignment and delivery of the Assets, the purchase price shall be One Million Dollars ($1,000,000), which will be payable as follows: (i) Two Hundred Thousand Dollars ($200,000) payable in cash by Purchaser to Seller upon Seller filing a motion with the Bankruptcy Court to approve this Asset Purchase Agreement; (ii) Three Hundred Thousand Dollars ($300,000) payable in cash by Purchaser to Seller upon the Bankruptcy’s Court’s approval of this Asset Purchase Agreement; and (iii) Five Hundred Thousand Dollars ($500,000) payable in cash by Purchaser to Seller upon completion of the adjudication of the health care claims submitted during the bankruptcy process with a bankruptcy notice for services rendered prior to the bankruptcy petition (individually, the “Pre-Petition Health Care Claim,” and, collectively, the “Pre-Petition Health Care Claims”), or, to the extent required by the Bankruptcy Court, at the Closing, with the balance payable upon completion of such adjudication.  The amount payable in Section 2.1(a)(iii), above, will be reduced by Purchaser’s adjudication of the Pre-Petition Health Care Claims, which will require Purchaser to perform work in addition to the normal adjudication process.  Purchaser will receive a credit of Three Dollars and Fifty Cents ($3.50) for each Pre-Petition Health Care Claim adjudicated, excluding duplicate claims; provided, however, that if Seller is able to obtain adjudication of the Pre-Petition Health Care Claims at a lower rate from a third party after reimbursing Purchaser for out-of-pocket costs incurred from transferring the claims data from Purchaser’s management information system to that third party’s management information system, Seller may engage that third party to adjudicate the Pre-Petition Health Care Claims unless Purchaser agrees to adjudicate the Pre-Petition Health Care Claims at the lower rate offered by the third party.

(b)                                 Purchaser provide such staff and other assistance as requested by Seller to facilitate Seller obtaining from health plans, providers and other third parties the payment of such funds as have been tentatively committed (currently estimated to be $2,000,000 to $3,000,000) to a provider payment pool for distribution to Seller’s creditors.

2.2                                 Purchase Price Allocation.  The parties agree to the allocation of the Purchase Price as set forth in Exhibit 2.2 attached hereto and shall use each allocation for purposes of federal and state tax reporting.

2.3                                 Fair Market Value.  The parties agree that the Purchase Price reflects the fair market value of the Assets.  The parties agree no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Purchaser, Seller, or any of their respective affiliates.

2.4                                 Sales and Transfer Taxes.  Any sales and transfer taxes in respect of Seller’s sale and transfer of the Assets and Assumed Liabilities to Purchaser shall be borne by Seller.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLER:

Seller hereby represents and warrants to Purchaser that the statements contained in this Article 3 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Asset Purchase Agreement throughout this Article 3), except as otherwise specifically set forth in the schedules attached hereto and initialed by the parties.  The schedules are numbered and lettered to correspond to the numbered and lettered sections contained in this Article 3.

3.1                                 Organization.  Seller is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Copies of Seller’s Articles of Incorporation, Bylaws, and all amendments thereto which have been previously delivered to Purchaser are accurate and complete.  Seller has all requisite authority to own, lease, and operate its business and to carry on its business as currently being conducted.  Seller is duly qualified to transact its business in the State of California and does not conduct business in any other state.

3.2                                 Authorization.  Seller has full right, power, authority and legal capacity, to sell the Assets, to execute and deliver this Asset Purchase Agreement, and to carry out the transactions contemplated hereby subject to the consent of the bankruptcy court and the consent of Seller’s shareholders if required by the bankruptcy court, and, to Seller’s knowledge, no other consent is required.  Seller’s execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement have been duly approved by the board of directors.  All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Asset Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Asset Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity.  At the Closing, Purchaser will acquire good title to the Assets free and clear of all security interests, liens, claims, encumbrances, covenants and restrictions of any nature whatsoever (collectively referred to as “Liens”, subject to order of the bankruptcy court, and, to Seller’s knowledge, no other consent is consent is required).  Other than this Asset Purchase Agreement and the transactions contemplated hereby, there is no contract, commitment or agreement between Seller and any other person with respect to the disposition of any of the Assets.

3.3                                 No Consent Required; No Violations.  Except as set forth in Schedule 3.3, neither the execution of this Asset Purchase Agreement by Seller, nor the performance by Seller of Seller’s obligations hereunder requires the consent of any third party which has not been obtained and delivered to Purchaser.  Except as set forth in Schedule 3.3, to Seller’s knowledge, neither this Asset Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Seller is a party or by which Seller may be bound.  Except as set forth in Schedule 3.3, to Seller’s knowledge, neither this Asset Purchase Agreement nor any of the transactions contemplated hereunder violates, or shall violate, conflict with, result in a default under or breach the articles of incorporation or bylaws of the Seller.

3.4                                 Financial Statements, Books and Records.  Seller has previously delivered to Purchaser an unaudited statement of profits and losses for the twelve month periods ended May 31, 2000 and December 31, 1999, and Seller’s unaudited balance sheet at May 31, 2000 and December 31, 1999 (such items are collectively referred to herein as the “Seller Financial Statements”).  Seller makes no representation whatsoever regarding the Seller’s Financial Statements, and Purchaser acknowledges such Statement and Sheet contain substantive inaccuracies.

3.5                                 Accounts Receivable.  The accounts receivable of Seller (the “Accounts Receivable”), to the extent uncollected as of the date hereof, are valid and existing and represent monies due for services performed and, except as set forth in Schedule 3.5, are not subject to any liens, pledges, claims, security interests, title defects, encumbrances, charges and other restrictions other than normal allowances, contractual adjustments and reserves for uncollectibles; there are no other refunds, discounts or setoffs payable or assessable with respect to the Accounts Receivable.  The Accounts Receivable are not subject to any defenses, counterclaims or set-offs and collection of the Accounts Receivable has been in the ordinary course of business.

3.6                                 Title to Assets.  All of the Assets are (i) in good repair and operating condition, (ii) free from any material defects, except normal wear and tear, and (iii) fit for the purposes for which they are being used.  Seller has good and marketable title to all property and assets that it purports to own or lease, including the properties and assets reflected in the Financial Statements or acquired by Seller subsequent to the date of the Balance Sheet.  Except as set forth on Schedule 3.6, the Assets are not subject to any mortgage, encumbrance or lien of any kind, and none of the encumbrances set forth in Schedule3.6 impairs or interferes with the use of the Assets in the conduct of the business of Seller.  At the Closing,

Seller shall deliver title to the Assets to Purchaser free and clear of all Liens except as expressly described in Schedule 3.6.

3.7                                 Inventory.  On the Closing Date, the inventory and furniture, fixtures, and equipment of Seller relating to the Robertson Clinic shall consist of those items identified in Schedule 3.7(a).  In addition, Schedule 3.7(b) identifies the furniture, fixtures, equipment, and software of Seller that are not related to the Robertson Clinic (i.e., used in the former administrative office of Seller).

3.8                                 Contracts.

(a)                                  Seller has allowed Purchaser access to inspect and review true and complete copies of all contracts, agreements, leases, documents, written understandings, instruments, loan documents and security agreements concerning the Assets or any Liens against the Assets in excess of $5,000, to which the Seller is a party,

(b)                                 Except as set forth in Schedule 3.8, there are no guarantees by Seller of any obligations or indebtedness whatsoever for any third person or entity.

(c)                                  Seller has not received any notice of any asserted claim of default, breach or violation of, any such contract referred to in Section 3.8 which failure of performance or default would be materially adverse to the Assets except as set forth in Schedule 3.8.

3.9                                 No Litigation and Insurance.  There is no pending litigation, judgment, appeal, investigation or asserted claim (“Action”) or, to Seller’s best knowledge, any threatened Action relating to the Assets, and Seller is not aware of any facts or circumstances which Seller has concluded or should have reasonably concluded, could serve as a basis for an Action against or affecting the Assets except for the Actions described on Schedule 3.9 hereto.  Seller is not subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would reasonably be expected to materially and adversely affect the Assets

3.10                           Violation of Laws.  Except as set forth in Schedule 3.10, to Seller’s knowledge, Seller is not in violation of any law, rule, regulation or administrative or judicial order, the violation of which would have a materially adverse effect on the Assets and to Seller’s knowledge, there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Asset Purchase Agreement would violate, the violation of which would have a materially adverse effect on the Assets..  Seller has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order, the violation of which would cause a materially adverse effect on the Assets.

3.11                           No Brokers or Finders.  Seller has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Asset Purchase Agreement, and if Seller incurred any such liability, such liability shall be and remain its sole responsibility.

3.12                           Employees and Employee Benefits.  Schedule 3.12 contains a complete list of the names, positions, and current annual salaries or wage rates, and all bonus and other compensation arrangements of any kind, of all full-time and part-time employees or officers of Seller, specifying their names, titles, full or part-time status, and aggregate compensation payable to each, by means of wages, salaries, bonuses, or otherwise, between the date of this Asset Purchase Agreement and the Closing Date, as evidenced by W-2 forms or 1099 forms over the lesser of: (a) the twelve (12) months preceding the date of this Asset Purchase Agreement, or (b) the period of each persons employment, contractual, or fiduciary relationship with Seller.  Except as set forth in Schedule 3.12, no physician employed or otherwise engaged by Seller, on a full- time or part-time basis, has informed Seller of his or her intention to terminate such employment or engagement, and Seller has no actual knowledge, directly or indirectly, that any such physician intends to terminate such employment or engagement.  All employees of Seller who are to be hired by Purchaser (as indicated on Schedule 3.12) will be properly terminated by Seller and all personnel related liabilities and contracts of Seller as to such persons will be satisfied or terminated as of the Closing Date.  In connection therewith, Seller shall fully pay, prior to the Closing and subject to any bankruptcy court order (assuming the Closing occurs on the date set forth in Section 7.1) with respect to such employees of Seller who are to be hired by Purchaser, the aggregate amount of: (a) accrued vacation and sick leave pay, (b) employer contributions accrued or committed under each pension, profit-sharing, medical, dental, life insurance or retirement plan or similar arrangement (provided that, with the consent of Purchaser, which shall be held harmless from liability by Seller, these amounts may be paid on the date on which such contributions would be due in the absence of this Asset Purchase Agreement), and (c) any other accrued benefits to such persons who have terminated as of the Closing Date may be entitled, as accrued up to and including the Closing.  Seller was not a party to or bound by any collective bargaining agreement or any other agreement with a labor union and there has been no effort by any labor union during the twenty-four (24) months prior to the Closing to organize any employees of Seller into one or more collective bargaining units.  There has been no strike, walkout or work stoppage involving any of the employees of Seller during the twenty-four (24) months prior to the date of Closing.  There is not pending or, to Seller’s best knowledge, threatened, any labor dispute, strike or work stoppage which affects or which may affect Seller or which may interfere with its continued operation in any manner.

3.13                           Confidentiality.  To Seller’s best knowledge, Seller has maintained the confidentiality of all business and patient records as required by and in conformance with all applicable state and federal laws and regulations and Seller has not transferred any patient records to any individual or entity against the request of any patient regarding transferring his or her patient information or records.

3.14                           Bulk Sales.  Seller is not an enterprise subject to Division 6 of the Commercial Code of California, and the transactions contemplated hereby are not subject to Division 6 of the Commercial Code of California.

3.15                           Intellectual Property.  Schedule 3.15 sets forth a true and complete list of all patents, trademarks, trade names or service marks that the Seller is licensed under or uses.  To Seller’s knowledge, none of the Seller’s business activities infringes upon the patent, trademark, trade name or service mark rights of any third party.

3.16                           No Untrue Statements.  To Seller’s knowledge, Seller has not made any materially untrue statement or representation in connection with this Asset Purchase Agreement, and (b) Seller has not failed to state or disclose any material fact in connection with the transactions contemplated by this Asset Purchase Agreement which under the circumstances, is required to be disclosed.

4.                                       REPRESENTATIONS AND WARRANTIES OF PURCHASER:

Purchaser hereby represents and warrants to Seller that the statements contained in this Article 4 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Asset Purchase Agreement throughout this Article 4), except as otherwise specifically set forth in the schedules attached hereto and initialed by the parties.  Purchaser hereby represents and warrants to Seller that:

4.1                                 Organization.  Purchaser is a California professional corporation validly existing and in good standing under the laws of the State of California.

4.2                                 Authority.  Purchaser has the corporate power and authority to enter into this Asset Purchase Agreement and to consummate the transactions contemplated hereby.  All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Asset Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Asset Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity.

4.3                                 No Brokers or Finders.  Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Asset Purchase Agreement, and if Purchaser incurred any such liability, such liability shall be and remain the sole responsibility of Purchaser.

4.4                                 No Violation of Other Obligations.  To Purchaser’s knowledge, neither this Asset Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Purchaser is a party or by which it may be bound, or any lease, contract, document, understanding, agreement or instrument affecting Purchaser.  To Purchaser’s knowledge, neither the execution and delivery of this Asset Purchase Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of the articles of incorporation or bylaws of the Purchaser or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser.

4.5                                 No Consent Required.  Neither the execution of this Asset Purchase Agreement by Purchaser, nor the performance by Purchaser of its obligations under this Asset Purchase Agreement, requires the consent of any third party that will not have been obtained and delivered to Seller prior to the Closing Date.

4.6                                 No Bankruptcy Proceedings.  Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary proceeding in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of the assets, properties or business of Purchaser, (d) suffered the attachment or other judicial seizure of all or substantially all of the assets, properties or business of Purchaser, (e) admitted in writing its inability to pay its debts as such debts become due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

4.7                                 No Litigation and Insurance.  To Purchaser’s best knowledge, there is no material pending litigation, judgment, appeal, investigation or asserted claim (“Action”) or any threatened Action relating to Purchaser or Prospect Medical Holdings, Inc. and Purchaser is not aware of any facts or circumstances which Purchaser has concluded or should have reasonably concluded, could serve as a basis for an Action against or affecting the Purchaser or Prospect Medical Holdings, Inc. or which seeks or threatens to restrain, enjoin or prohibit or to obtain damages from Purchaser or Prospect Medical Holdings, Inc., except for the Actions described on Schedule 4.7 hereto.  Neither Purchaser nor Prospect Medical Holdings, Inc. are subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would reasonably be expected to materially and adversely affect Purchaser or Prospect Medical Holdings, Inc. or any transactions contemplated by the Asset Purchase Agreement.

4.8                                 Violation of Laws.  Except as set forth in Schedule 4.8, to Purchaser’s knowledge, Purchaser, Prospect Medical Holdings, Inc., and their affiliates are not in violation of any law, rule, regulation or administrative or judicial order, the violation of which would have a materially adverse effect on the business of Purchaser, Prospect Medical Holdings, Inc., or their affiliates, and, to Purchaser’s knowledge, there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Asset Purchase Agreement would violate, the violation of which would have a materially adverse effect on the business of Purchaser, Prospect Medical Holdings, Inc., or their affiliates.  Purchaser, Prospect Medical Holdings, Inc., and their affiliates have not been charged with, threatened with, nor are under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order, the violation of which would cause a materially adverse effect on the business of Purchaser, Prospect Medical Holdings, Inc., or their affiliates.

4.9                                 Licensure and Reimbursement.

(a)                                  To Purchaser’s knowledge, there is no proceeding pending or threatened that disputes the validity of any license, permits, approvals, authorizations, consents, franchises and orders of all governmental and regulatory authorities (collectively the “Permits”) necessary to the business of Purchaser or of Prospect Medical Holdings, Inc. or that may result in the revocation, cancellation or suspension of any material adverse modification of any of such Permits.

(b)                                 To Purchaser’s knowledge, all practices used by Purchaser to bill third party payors, including but not limited to the Medicare and Medicaid programs and private insurance companies, have been correct and in compliance with all applicable regulations and policies of all such third party payors, and, to Purchaser’s knowledge, Purchaser has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

(c)                                  To Purchaser’s knowledge, neither Purchaser nor any of its respective directors, officers, employees, affiliates or agents, have directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Purchaser in order to obtain business or payments from such persons, not in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or are aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person not in the ordinary and lawful course of business; (iii) made or agreed to make, or are aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or are aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for the purpose other than that described in the documents supporting such payment.

(d)                                 Neither Purchaser nor any of its respective directors, officers, employees or agents, is or during the past twenty-four months have been, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, health care entity or other person who is in a position to make and did make, receive or influence referrals to or from Purchaser, provide services, lease space, lease equipment or engage in any other venture or activity in any manner which was not in compliance with applicable law.

4.10                           No Untrue Statements.  To Purchaser’s knowledge, Purchaser has made no untrue statement or representation in connection with this Asset Purchase Agreement, and Purchaser has not failed to state or disclose any material fact in connection with the transactions contemplated by this Asset Purchase Agreement.

5.                                       COVENANTS:

5.1                                 Execution of Noncompetition Agreement.  Immediately prior to or at the Closing, Seller shall enter into that certain Noncompetition Agreement with the Purchaser in the form of that attached hereto as Exhibit 5.1.

5.2                                 Conduct of Business.  Between the date of the execution of this Asset Purchase Agreement and the Closing, Seller shall: (a) carry on its business in substantially the same manner as it has previously done; (b) use best efforts to maintain and preserve the Assets in good condition and repair, and to prevent the imposition of any Liens on such Assets; (c) use best efforts to preserve its relationships with its clients and customers; (d) not liquidate or dissolve, take any steps to do same, or inform any third person or entity that it has done or intends to do the same; (e) not enter into any material agreements which would affect the Assets without the written consent of Purchaser, which consent shall not be unreasonably withheld; and (f) not enter into any material transactions not in the ordinary course of business which would affect the Assets without the written consent of Purchaser, which consent shall not be unreasonably withheld.  The aforementioned covenants in this Section 5.2 are made with the understanding that Seller will be filing a bankruptcy petition.

5.3                                 No Shopping.  Except as instructed by the bankruptcy court or otherwise required by law, between the date of the execution of this Asset Purchase Agreement and the Closing, neither Seller nor any member of Seller’s Board of Directors nor any of Seller’s officers (a) shall enter into negotiations or cause the negotiation on behalf of Seller concerning the acquisition of Seller or the Assets by any individual or entity other than Purchaser, or (b) interfere or cause the interference, in any way, with Purchaser’s acquisition of the Assets.

5.4                                 Assumption of Management Agreement.  Seller hereby agrees to assume that certain Management Services Agreement between Seller and Prospect Medical Systems, Inc., dated August 1, 2000, during the bankruptcy process.

5.5                                 Assumption of Certain Employment Agreements.  Seller hereby agrees to assume Seller’s employment agreements with Arthur Lipper, M.D., James Daniel, M.D., and Dana Eisenman, M.D. (the “Employment Agreements”) during the bankruptcy process, and then assign the Employment Agreements to Prospect Health Source Medical Group, Inc.  Purchaser hereby agrees that it shall cause Prospect Health Source Medical Group, Inc. to accept assignment of the Employment Agreements.

6.                                       PURCHASER’S ACCESS TO RECORDS; CONFIDENTIAL INFORMATION; PUBLICITY:

6.1                                 Access to Records.  Between the date of the execution hereof and the Closing, Purchaser, its appraisers, accountants, consultants, counsel and other representatives, shall have access during or after normal business hours, upon reasonable notice, to the tax returns, books, records, licenses, certifications, contracts, agreements and all other relevant documentation of Seller to the extent such documentation relates to the Assets.  Neither Purchaser nor its representatives shall disclose the contents of any of said materials that Purchaser has discovered in the course of its due diligence (“Due Diligence”) to any third party without prior written consent of Seller, except: (a) as required by law, including, but not limited to, civil litigation arising out of this Asset Purchase Agreement or the transactions contemplated hereunder; and (b) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its agents or employees in violation of this Section or through a third party’s breach of its agreement with Seller to maintain the confidentiality of such materials (collectively, the “Exceptions”).

6.2                                 Confidential Information.  Each of the parties hereto agrees that, at all times prior to or following the Closing Date, it shall not use for its or their benefit or for any third party’s benefit, any confidential information or trade secrets of any other party or any “Affiliate” (as defined below), or of any successor or assignee of such party or any Affiliate, and shall not disclose or cause to be disclosed to any third party any confidential information or trade secrets of any other party, any Affiliate, or any of their respective successors or assigns at any time prior to or after the Closing Date.  The parties shall maintain and keep confidential the terms of this Asset Purchase Agreement and the negotiations preceding this Asset Purchase Agreement, except as may be required by applicable law.  As used herein, “Affiliate” shall mean any business organization which controls a party directly or indirectly (“Parent”) or which is wholly owned or controlled by Parent or a party.

6.3                                 Publicity.  No party shall, at any time on or after the date hereof through the Closing Date, issue any publicity or written or oral statement, or otherwise disclose the existence of this Asset Purchase Agreement or any of the terms or conditions hereof, or disclose the contemplation, implementation or consummation of any of the transactions intended hereby (other than to its directors, officers, employees, attorneys, financial advisors and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transactions hereunder), without the prior written consent of Purchaser (in the case of Seller) or Seller (in the case of Purchaser), except in accordance with any of the Exceptions as set forth in Section 6.1, and except as reasonably required of Purchaser by any applicable federal or state securities law (or agency’s) disclosure requirements or bankruptcy laws or order.  In the case of any written publicity or statement, the applicable party with the above right of consent shall have the right to approve in advance the specific language of any such writing, provided that such approval may not be unreasonably withheld in the event of occurrence of any of the Exceptions.

7.                                       CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE:

7.1                                 Closing.  The transactions contemplated by this Asset Purchase Agreement shall be consummated at the “Closing.”  The Closing shall take place at Miller & Holguin, 1801 Century Park East, Seventh Floor, Los Angeles, California 90067, or at such other place as may be designated by Seller and Purchaser, on the fifth (5th) business day after the bankruptcy court’s order approving this Asset Purchase Agreement (“Closing Date”), unless such deadline is extended by Purchaser.

7.2                                 Deliveries by Seller.  At the Closing, Seller shall execute (as to documents calling for execution) and deliver to Purchaser the following:

(a)                                  A duly executed Bill of Sale/Assignment and Assumption Agreement in the form of Exhibit 7.2(a) attached hereto (“Bill of Sale”) and such other sufficient instruments and documents to convey, transfer, assign, or further perfect, title to each of the Assets (including the Assumed Contracts) as are reasonably requested by Purchaser to transfer the Assets.

(b)                                 An order of the bankruptcy court transferring the Assets to Purchaser free and clear of all Liens.

(c)                                  An officers certificate setting forth a copy of the resolutions adopted by Seller’s Board of Directors authorizing the terms of this Asset Purchase Agreement, the transactions contemplated herein and the Closing and certifying as to the authority of the officers executing this Asset Purchase Agreement and any documents to be delivered by Purchaser at the Closing.

(d)                                 All original manufacturers’ warranties and maintenance contracts, with appropriate assignments, which are still in effect relating to any of the Assets.

(e)                                  Such other customary instruments, documents and certificates in forms reasonably satisfactory to Purchaser as shall be necessary to carry out the intent and effectuate the purposes of this Asset Purchase Agreement and sufficient to vest in Purchaser good title to the Assets, free and clear of all Liens.

7.3                                 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                  Payment of the Purchase Price in accordance with the terms of Section 2.1 herein.

(b)                                 An officer’s certificate setting forth a copy of the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Asset Purchase Agreement by Purchasers, the transactions contemplated herein and the Closing and certifying as to the authority of the officers executing this Asset Purchase Agreement and any documents to be delivered by Purchaser at the Closing.

(c)                                  All other instruments and documents as Seller may reasonably request as necessary to carry out the intent and effectuate the purposes of this Asset Purchase Agreement.

7.4                                 Conditions to Purchaser’s Obligations.  Purchaser’s obligation to consummate the transactions contemplated by this Asset Purchase Agreement is conditioned upon satisfaction, or waiver by Purchaser in writing, of all of the following on or before the Closing Date:

(a)                                  The performance by Seller of all of its respective covenants and agreements under this Asset Purchase Agreement that are to be performed or satisfied on or prior to the Closing, including but not limited to the satisfaction of all the terms and conditions set forth in Section 1.1, the procurement and delivery to Purchaser of all assignments and consents referred to in Schedule 3.3 and all items required to be delivered under Section 7.2 hereof.

(b)                                 No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser or Seller in relation to or affecting the consummation of the transactions contemplated by this Asset Purchase Agreement.

(c)                                  Purchaser’s reasonable approval or satisfaction of each item under this Asset Purchase Agreement that Purchaser is entitled to approve or be satisfied with including, without limitation all schedules and exhibits hereto.

(d)                                 Each of the representations and warranties of Seller are true and correct in all material respects as of the Closing.

(e)                                  The Assets have not suffered any material loss or damage which is not substantially insured.  Seller shall have maintained the Assets in the regular course of business.

(f)                                    Purchaser has not exercised the cancellation option under Section 8 below.

(g)                                 Seller has given all notices to any third parties, if any, made all filings, and applied to obtain all required authorizations, consents and approvals of all health plans, and all governmental agencies in connection with the matters described herein in each case pursuant to applications which are satisfactory to Purchaser in form and substance.

(h)                                 Except as contemplated hereby or consented to by Purchaser, between the date of this Asset Purchase Agreement and the Closing there will not have been:

(i)                                     any material adverse change in the Assets of Seller, other than bankruptcy.

7.5                                 Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions contemplated by this Asset Purchase Agreement is conditioned upon satisfaction, or waiver by Seller in writing, of all of the following on or before the Closing Date:

(a)                                  The performance by Purchaser of all of Purchaser’s covenants and agreements under this Asset Purchase Agreement that are to be performed or satisfied on or prior to Closing, including but not limited to the procurement and delivery of all items required to be delivered under Section 7.3 hereof.

(b)                                 No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser in relation to or affecting the consummation of the transactions contemplated by this Asset Purchase Agreement.

(c)                                  Seller’s reasonable approval or satisfaction of each item under this Asset Purchase Agreement that Seller is entitled to approve or be satisfied with, including without limitation, all items that Seller reviews due to its Due Diligence efforts and all schedules and exhibits hereto.

(d)                                 Each of the representations and warranties of Purchaser is true and correct in all material respects as of the Closing.

(e)                                  Seller has not exercised the cancellation option under Section 8 below.

(f)                                    There will not have been any material adverse change in the business of Purchaser or Prospect Medical Holdings, Inc.  For the purpose of this Section 7.5, “material adverse change” shall mean any change that has resulted, will result or is likely to result in a material adverse effect on the business, results of operation, financial position or assets of Purchaser.

(g)                                 Seller will have obtained the approval of the bankruptcy court for this transaction.

(h)                                 The Management Services Agreement between Prospect Health Source Medical Group, Inc. and Prospect Medical System, Inc., attached as Exhibit 1.1(g), shall have been executed and delivered.

(i)                                     The Guaranty of Purchaser’s obligations by Prospect Medical Holdings, Inc., attached hereto as Exhibit 7.5(i), shall have been executed and delivered.

(j)                                     Purchaser will have caused Prospect Health Source Medical Group, Inc. to be capitalized in the amount of $50,000 cash.  Further, Prospect Health Source Medical Group, Inc. must have adopted the Articles of Incorporation, Certificate of Amendment of Articles of Incorporation, Action by Incorporator, Bylaws, and Written Consent of the Directors in the form attached hereto as Exhibit 7.5(j).

8.                                       CANCELLATION OF ASSET PURCHASE AGREEMENT:

8.1                                 Jeopardy.  In the event the performance by Purchaser or Shareholder of any term, covenant, condition or provision of this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency  (collectively, “Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Asset Purchase Agreement to remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then Purchaser or Seller may cancel this Agreement immediately upon written notice (“Cancellation Option”).

8.2                                 Exercise of Cancellation Option.  In the event either party exercises the Cancellation Option described above, it shall so notify the other party in writing and each party shall return forthwith all originals and copies of any financial or other records, instruments, or other documents it has received from the other party and, except as provided in this Agreement, all of the parties’ respective rights and obligations hereunder shall terminate immediately.  Notwithstanding the foregoing, the parties’ respective obligations under Sections 6.2 and 6.3 above shall survive exercise of said Cancellation Option.

9.                                       MISCELLANEOUS

9.1                                 Risk of Loss.  Until the Closing, Seller shall bear all risk of loss, damage or destruction to the Assets of the Seller which does not result from a breach by Purchaser of its representations, warranties or covenants herein set forth.

9.2                                 No Third Party Beneficiaries.  The parties intend that the benefits of this Asset Purchase Agreement shall inure only to Purchaser and Seller except as expressly so stated herein.  Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Asset Purchase Agreement, this Asset Purchase Agreement shall not be construed as creating any right, claim or cause of action against Purchaser or Seller by any other person or entity.

9.3                                 Entire Agreement.  This Asset Purchase Agreement, together with all exhibits and schedules hereto, and all documents referred to herein (including without limitation any ancillary agreements), constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Asset Purchase Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Asset Purchase Agreement shall be valid or binding.

9.4                                 Successors and Assigns.  This Asset Purchase Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Asset Purchase Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, Purchaser, after the Closing may, (i) assign any or all of its rights and interests hereunder to Imperial Bank or its nominees or to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser shall remain liable and responsible for the performance of all of its obligations hereunder).  Any assignment or delegation in contravention of this Section 9.4 shall be null and void.

9.5                                 Counterparts.  This Asset Purchase Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.6                                 Headings.  The section headings contained in this Asset Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Asset Purchase Agreement.

9.7                                 Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery or upon delivery by facsimile (only where indicated below) on a business day or otherwise on the next succeeding business day; twenty-four (24) hours following deposit with a courier for overnight delivery on a business day or otherwise on the next succeeding business day; or five (5) days following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Purchaser:	Prospect Medical Group, Inc. 6083 Bristol Parkway, Suite 100 Culver City, California 90230 Attn: Jacob Y. Terner, M.D., President

with a copy to:	Miller & Holguin 1801 Century Park East, 7th Floor Los Angeles, California 90067 Attn: Dale S. Miller, Esq. (Fax) 310-557-2205

If to Seller:	Health Source Medical Group, Inc. 150 N. Robertson Blvd., Suite 350 North Beverly Hills, California 90211 Attn: David Frisch, M.D.

9.8                                 Governing Law.  This Asset Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflict of law provisions thereof.

9.9                                 Amendment.  This Asset Purchase Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by both parties.

9.10                           Specific Performance.  Seller acknowledges and agrees with Purchaser that, in the event Seller terminates this Asset Purchase Agreement in violation hereof or otherwise fails to close in breach hereof, Purchaser would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy.  Accordingly, it is agreed that, in such situations, in addition to any other remedies that Purchaser may have at law or in equity, Purchaser shall be entitled to specific performance and to seek injunctive relief to prevent such a breach and specifically to enforce the terms and provisions hereof in any action instituted in a court of competent jurisdiction.

9.11                           Severability.  If any provision of this Asset Purchase Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Asset Purchase Agreement.

9.12                           Fees and Expenses.  Except as otherwise explicitly set forth otherwise in writing signed by the parties, Seller and Purchaser agree to bear their own expenses including, without limitation, attorneys’ fees in connection with the preparation of this Asset Purchase Agreement and the transactions contemplated hereby.

9.13                           Exhibits and Schedules.  All exhibits and schedules attached to this Asset Purchase Agreement are incorporated herein by this reference and all references herein to “Asset Purchase Agreement” shall mean this Asset Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements to be delivered at Closing.

9.14                           Survival of Representations and Warranties.  Except as expressly stated to the contrary herein, the representations and warranties of the parties contained in this Asset Purchase Agreement or in any certificate or document delivered at the Closing pursuant to the provisions hereof shall survive the Closing Date for a period of two (2) years.  The representations, warranties and agreements of Seller set forth in this Agreement shall be effective regardless of any investigation that Purchaser has undertaken or failed to undertake, except to the extent any representation or warranty of Seller is actually known by Purchaser to be untrue prior to Closing, in which case, Purchaser’s sole remedy is to elect not to consummate the transactions contemplated by this Asset Purchase Agreement in accordance with the terms of Section 7.4(c).  The representations, warranties and agreements of Purchaser set forth in this Agreement shall be effective regardless of any investigation that Seller has undertaken or failed to undertake, except to the extent any representation or warranty of Purchaser is actually known by Seller to be untrue prior to Closing, in which case, Seller’s sole remedy is to elect not to consummate the transactions contemplated by this Asset Purchase Agreement in accordance with the terms of Section 7.5(c).

9.15                           Time of Essence.  Time is expressly made of the essence of this Asset Purchase Agreement and each and every provision hereof of which time of performance is a factor.

9.16                           Waivers.  No waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Asset Purchase Agreement.  No failure by any party to take any action against any breach of this Asset Purchase Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Asset Purchase Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

9.17                           Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Asset Purchase Agreement or any provision hereof, or for damages by reason of any alleged breach of this Asset Purchase Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.18                           Arbitration.  The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship.  Accordingly, prior to the time Seller’s bankruptcy is discharged, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the bankruptcy court.  After Seller’s bankruptcy is discharged, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

(a)                                  After Seller’s bankruptcy is discharged, all disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 9.18.  Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

(b)                                 The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (“JAMS”) panel.  In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator.  The arbitrator shall be a member of the California bar.

(c)                                  The parties shall share all costs of arbitration.  The prevailing party shall be entitled to reimbursement by the other party of such party’s attorneys’ fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

(d)                                 The substantive law of the State of California shall be applied by the arbitrator.  All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure Section 1283.1(b).

(e)                                  Arbitration shall take place in Los Angeles, California unless the parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

(f)                                    All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

(g)                                 Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

(h)                                 The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible.  No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

(i)                                     Should either party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.19                           Construction.  The parties have participated jointly in the negotiation and drafting of this Asset Purchase Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Asset Purchase Agreement.

9.20                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Asset Purchase Agreement and the intentions of the parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

“PURCHASER”
PROSPECT MEDICAL GROUP, INC.
a California professional corporation

By:	/s/ R. Stewart Kahn
R. Stewart Kahn, Secretary

“SELLER”
HEALTH SOURCE MEDICAL GROUP, INC.
a California professional corporation

By:	/s/ David Frisch
David Frisch, M.D., President